Exhibit 99.1

Phillips Edison & Company Reports Fourth Quarter
and Full Year 2018 Results

CINCINNATI, OH, March 12, 2019 - Phillips Edison & Company, Inc. (“PECO” or the “Company”), an internally-managed real estate investment trust (“REIT”) and one of the nation’s largest owners and operators of grocery-anchored shopping centers, today reported its results for the fourth quarter and full year ended December 31, 2018.
Fourth Quarter 2018 Highlights (vs. Fourth Quarter 2017)

•
Completed $1.9 billion merger with Phillips Edison Grocery Center REIT II, Inc. (“REIT II”), a public non-traded REIT that was advised and managed by PECO, acquiring 86 grocery-anchored shopping centers

•	Entered into joint venture to form Grocery Retail Partners I (“GRP I”) with Northwestern Mutual, investing in 17 grocery-anchored shopping centers valued at $359 million

•	Net income totaled $79.2 million, primarily attributable to a $103.7 million gain related to properties sold or contributed to GRP I

•	Together, PECO and REIT II surpassed $1.0 billion of cumulative stockholder distributions

•	Funds from operations (“FFO”) per diluted share increased to $0.14 from $0.04; total FFO represented 102.4% of total distributions made during the quarter

•	Modified funds from operations (“MFFO”) per diluted share decreased by $0.01 to $0.16; total MFFO represented 114.7% of total distributions made during the quarter

•	Pro forma same-center net operating income (“NOI”)* increased 0.6% to $80.3 million

•	Executed 223,000 square feet of new leases and 827,000 square feet of renewal leases, with comparable rent spreads of 11.8% and 2.8%, respectively

•
Acquired three grocery-anchored shopping centers for a total cost of $67.3 million and realized $34.6 million of net proceeds from the sale of three properties (excluding merger and joint venture activity)

•	Net debt to total enterprise value (“TEV”) was 40.6% at quarter-end, compared to 41.8% at December 31, 2017

Full Year 2018 Highlights (vs. 2017)

•	Net income totaled $47.0 million

•	FFO per diluted share increased to $0.65 from $0.43; total FFO represented 101.8% of total distributions made during the year

•	MFFO per diluted share increased 7.8% to $0.69; total MFFO represented 108.5% of total distributions made during the year

•	Pro forma same-center NOI* increased 3.7% to $325.5 million

•	Executed 730,000 square feet of new leases and 2.8 million square feet of renewal leases, with comparable rent spreads of 14.6% and 6.7%, respectively

•
Acquired five grocery-anchored shopping centers for a total cost of $97.9 million and realized $78.7 million of net proceeds from the sale of eight properties (excluding merger and joint venture activity)

* Pro forma same-center NOI reflects adjustments for the Phillips Edison Limited Partnership (“PELP”) acquisition in October 2017 as well as the merger with REIT II in November 2018. Please see ‘Pro Forma Same-Center Net Operating Income’ under Reconciliation of Non-GAAP Results for a description of how we define and calculate this measure and a GAAP reconciliation.

Management Commentary
“In the fourth quarter of 2018, we continued the transformation of PECO as we successfully merged with REIT II to create a $6 billion REIT exclusively focused on grocery-anchored shopping centers,” commented Jeff Edison, Chairman and Chief Executive Officer of PECO. “The merger expands our geographic, grocery-anchor, and tenant diversification, and increases our size, scale and prominence, which we believe will ultimately better position the Company for a full-cycle liquidity event.”
Edison continued: “We also entered into a joint venture with one of the country’s largest and most experienced commercial real estate investors, Northwestern Mutual. Partnering with this well-respected institution is a strong affirmation of the value, stability, and strength of grocery-anchored real estate in a time of broader market concern over retail. This transaction allows us to generate capital to strengthen our balance sheet and reinvest into our portfolio while creating a strategic long-term partnership that expands our investment management business, which is an important growth opportunity for PECO.
“Meanwhile, at the property level, the operating fundamentals of our portfolio continue to generate strong growth as illustrated by our 3.7% pro forma same-center NOI growth for the year. Leasing activity continues to be robust, as illustrated by double-digit leasing spreads, and we continue to see our leading grocery anchors invest into innovative technology which will create an improved in-store shopping experience.
“Looking forward to 2019, we remain focused on driving healthy results at the property level. We will continue to evaluate our portfolio for opportunities to recycle capital into higher quality assets and invest in our existing properties through redevelopment. We are also focused on expanding our investment management business, which provides ongoing fee income. These initiatives make us confident that PECO will be prepared for a successful liquidity event when the public markets become more attractive for retail REITs.”

Completed Merger with REIT II
On November 16, 2018, PECO closed its merger with REIT II in a 100% stock-for-stock transaction, adding 86 grocery-anchored shopping centers to its portfolio. The result is a combined company with an approximate TEV of $6.0 billion and a wholly-owned portfolio of 303 properties, totaling approximately 34.4 million square feet of gross leasable area located in 32 states.
The merger is expected to create meaningful operational and financial benefits for both PECO and former REIT II stockholders, including:

•	Maintains exclusive grocery focus

•	Increases size, scale, and market prominence

•	Improves demographics and earnings quality

•	Actively positions combined company for liquidity

•	No internalization or disposition fees paid; advisory fees terminated
More information on the merger is available in the joint proxy statement/prospectus filed on Form S-4 with the SEC on August 28, 2018, which can be found on the Company’s website at www.phillipsedison.com or www.sec.gov.

Northwestern Mutual Joint Ventures
On November 9, 2018, PECO and Northwestern Mutual entered into an agreement to create Grocery Retail Partners I, LLC (“GRP I”) where Northwestern Mutual invested in 17 high-quality, grocery-anchored shopping centers owned and operated by PECO. Northwestern Mutual acquired an 85% interest in the 17-center portfolio, which is valued at approximately $359 million. PECO maintains a 15% ownership in the portfolio and will continue providing asset and property management services for the joint venture. The proceeds received from this transaction will be used by PECO to delever, fund redevelopment projects, and further expand its portfolio of grocery-anchored centers.
Also on November 9, 2018, Phillips Edison Grocery Center REIT III, Inc. (“PECO III”), a REIT currently sponsored and managed by PECO, and Northwestern Mutual entered into a similar agreement to create Grocery Retail Partners II, LLC (“GRP II”) where Northwestern Mutual invested in three high-quality, grocery-anchored shopping centers owned by PECO III. Northwestern Mutual acquired a 90% interest in the three-center portfolio, which is valued at approximately $47 million. PECO III maintains a 10% ownership in the portfolio while PECO will continue to provide asset and property management services for the properties.
These two new joint ventures are a positive step in the expansion of PECO’s third-party investment management business.

Fourth Quarter and Full Year Ended December 31, 2018 Financial Results
Net Income (Loss)
Fourth quarter 2018 net income totaled $79.2 million compared to net loss of $33.3 million for the fourth quarter of 2017.
Full year 2018 net income totaled $47.0 million compared to net loss of $41.7 million for 2017.
The improvements in both periods were driven by $109.3 million of gains recognized from the sale or contribution of properties for the full year, including $103.7 million in gains on properties sold or contributed during the fourth quarter. Partially offsetting these gains were impairment charges recorded in connection with certain disposed properties or properties slated for future disposition, and increased depreciation and amortization expenses as a result of owning additional properties versus the comparable periods.

FFO as Defined by the National Association of Real Estate Investment Trusts (“NAREIT”)
For the fourth quarter of 2018, FFO attributable to stockholders and convertible noncontrolling interests increased to $39.2 million, or $0.14 per diluted share, from $8.1 million, or $0.04 per diluted share, during the same year-ago quarter.
For the year ended December 31, 2018, FFO attributable to stockholders and convertible noncontrolling interests increased to $156.2 million, or $0.65 per diluted share, from $84.2 million, or $0.43 per diluted share in 2017.
The improvements in FFO and FFO per diluted share were driven by the assets acquired and synergies recognized from the PELP transaction and the merger with REIT II. Additionally, during 2017, certain non-recurring expenses related to the PELP transaction were realized, which reduced FFO in 2017.

MFFO
For the fourth quarter of 2018, MFFO increased 12.7% to $43.9 million, or $0.16 per diluted share, compared to $38.9 million, or $0.17 per diluted share, during the same year-ago quarter.
For the year ended December 31, 2018, MFFO increased 33.0% to $166.4 million, or $0.69 per diluted share, compared to $125.2 million, or $0.64 per diluted share, for 2017.
MFFO per diluted share increased in 2018 as a direct result of the accretion of the PELP transaction and solid operating performance at the property level.

Pro Forma* Same-Center NOI
Fourth quarter 2018 pro forma same-center NOI increased 0.6% to $80.3 million compared to $79.8 million during the fourth quarter of 2017. The improvement was driven by a $0.19 increase in average minimum rent per square foot versus the comparable period and lower overall expenses, offset by a decrease in tenant recovery income versus the comparable quarter.
Full year 2018 pro forma same-center NOI increased 3.7% to $325.5 million compared to $313.9 million during 2017. The improvement was driven by the aforementioned increase in minimum rent per square foot coupled with a reduction in property management costs and insurance.
*For purposes of evaluating Same-Center NOI on a comparative basis, and in light of the PELP transaction as well as the merger with REIT II, the Company is presenting Pro Forma Same-Center NOI, which is Same-Center NOI on a pro forma basis as if the PELP transaction and the merger had occurred on January 1, 2017. As such, contributing to pro forma same-center NOI were 280 properties that were owned and operational for the entire portion of both comparable reporting periods.

Fourth Quarter and Full Year Ended December 31, 2018 Portfolio Overview
Portfolio Statistics
As of December 31, 2018, the portfolio consisted of 303 properties, totaling approximately 34.4 million square feet located in 32 states. This compares to 236 properties, totaling approximately 26.3 million square feet located in 32 states as of December 31, 2017.
Leased portfolio occupancy totaled 93.2% compared to 93.9% at both December 31, 2018 and December 31, 2017.

Leasing Activity
During the fourth quarter of 2018, 228 leases (new, renewal, and options) were executed totaling 1.1 million square feet. This compared to 173 leases executed totaling approximately 0.9 million square feet during the fourth quarter of 2017.
Comparable rent spreads during the quarter, which compare the percentage increase (or decrease) of new or renewal leases to the expiring lease of a unit that was occupied within the past twelve months for both PECO and REIT II, were 11.8% for new leases, 2.8% for renewal leases (excluding options), and 4.4% combined (new and renewal leases).
During the full year ended December 31, 2018, 762 new and renewal leases were executed totaling 3.5 million square feet. This compared to 554 new and renewal leases executed totaling approximately 2.5 million square feet during 2017.
Comparable rent spreads during 2018 were 14.6% for new leases, 6.7% for renewal leases (excluding options), and 7.8% combined (new and renewal leases).

Acquisition and Disposition Activity
During the fourth quarter of 2018, three grocery-anchored shopping centers were acquired for a total cost of $67.3 million. The properties, which are located in the Denver, Boston, and Houston markets, total approximately 328,000 square feet. Additionally, the Company generated $34.6 million in net proceeds from the sale of three properties, excluding properties sold or contributed to GRP I.
During the full year ended December 31, 2018, five shopping centers were acquired for a total cost of $97.9 million, and the Company generated $78.7 million in net proceeds from the sale of eight properties, excluding properties sold or contributed to GRP I.
Net proceeds realized are expected to be used to fund acquisitions that have the potential for growth, fund redevelopment opportunities in owned centers, or delever the balance sheet.

Investment Management Business
During the quarter and year ended December 31, 2018, the Company generated fee income for asset management and property management services rendered of $6.1 million and $32.9 million, respectively.
At year-end, the Company had approximately $680 million of third-party assets under management, which included PECO III, GRP I, GRP II, Necessity Retail Partners (a joint venture with TPG Real Estate), and a private fund.

Balance Sheet Highlights at December 31, 2018
At year-end, the Company had $426.6 million of borrowing capacity available on its $500 million revolving credit facility.
Year-end net debt to total enterprise value was 40.6% compared to 41.8% at December 31, 2017.
The Company’s outstanding debt had a weighted-average interest rate of 3.5%, a weighted-average maturity of 4.9 years, and 90.1% of total debt was fixed-rate debt at year-end. This compared to a weighted-average interest rate of 3.4%, a weighted-average maturity of 5.5 years, and 88.5% fixed-rate debt at December 31, 2017.
As part of the merger with REIT II, the Company assumed approximately $464.5 million of debt and refinanced approximately $548.3 million of existing debt.

As part of GRP I, the Company assigned $175 million of secured debt to GRP I and used the proceeds to pay off a $100 million unsecured term loan and to pay down the outstanding balance on the Company’s revolving credit facility.

Distributions
For the quarter ended December 31, 2018, gross distributions of $38.3 million were paid to common stockholders and operating partnership (“OP”) unit holders, including $11.4 million reinvested through the dividend reinvestment plan, for net cash distributions of $26.9 million.
In the fourth quarter, FFO totaled 102.4% of total distributions, up from 21.8% in Q4 2017.
For the year ended December 31, 2018, gross distributions of $153.5 million were paid to common stockholders and OP unit holders, including $44.1 million reinvested through the dividend reinvestment plan, for net cash distributions of $109.4 million.
During the year ended December 31, 2018, FFO totaled 101.8% of total distributions, up from 64.6% during the year ended December 31, 2017.
Subsequent to year-end, the Company’s board of directors authorized distributions for March 2019, April 2019, and May 2019 in the amount of $0.05583344 per share to the stockholders of record at the close of business on March 15, 2019, April 15, 2019, and May 15, 2019, respectively. OP unit holders will receive distributions at the same rate, subject to required tax withholding.

Share Repurchase Program (“SRP”)
During 2018, approximately 4.9 million shares of common stock, totaling approximately $53.8 million, were repurchased under the SRP.
The Company fulfilled all repurchases sought upon a stockholder’s death, qualifying disability, or determination of incompetence in accordance with the terms of the SRP. Cash available for standard repurchases on any particular date under the SRP, of which the Company may use all or any portion, is generally limited to the proceeds from the DRIP during the preceding four quarters, less amounts already used for repurchases during the same time period. As such, the Company did not process standard repurchases during the quarter.
All standard repurchase requests must be on file and in good order to be included for the next standard repurchase, which is expected to be in July 2019. At that time, should the demand for standard redemptions exceed the funding made available for repurchases, the Company expects to make pro-rata redemptions.
Following the next standard repurchase, requests that are on file and in good order that have not been fully executed (due to pro-rata redemptions) are expected to remain on file for future redemptions. There will be no need to resubmit paperwork after each redemption.

Stockholder Update Call
Chairman and Chief Executive Officer Jeff Edison and Chief Financial Officer Devin Murphy will host a live presentation addressing the Company’s results on Wednesday, March 13, 2019, at 11:00 a.m. Eastern Time.
Following management’s prepared remarks, there will be a question and answer session. Investors are encouraged to submit questions in advance of the presentation by emailing them to InvestorRelations@phillipsedison.com. Additionally, questions may be submitted via the webcast interface during the presentation.
Interested parties will be able to access the presentation online or by telephone. If dialing in, please call the conference telephone number five minutes prior to the start time as an operator will register your name and organization. Participants should ask to join the Phillips Edison & Company call.
Date: Wednesday, March 13, 2019
Time: 11:00 a.m. Eastern Time
Webcast link: https://services.choruscall.com/links/peco190313.html
U.S. listen-only: (888) 346-2646
International listen-only: (412) 317-5249

A webcast replay will be available approximately one hour after the conclusion of the presentation in the Events & Presentations section of the Phillips Edison & Company website at http://investors.phillipsedison.com/event-calendar.

For more information on the Company’s financial results, please refer to the Company’s Form 10-K, which will be filed with the SEC and available on the SEC’s website at www.sec.gov.

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2018 AND 2017
(In thousands, except per share amounts)

	2018	2017
ASSETS
Investment in real estate:
Land and improvements	$1,598,063	$1,121,590
Building and improvements	3,250,420	2,263,381
In-place lease assets	464,721	313,432
Above-market lease assets	67,140	53,524
Total investment in real estate assets	5,380,344	3,751,927
Accumulated depreciation and amortization	(565,507)	(462,025)
Net investment in real estate assets	4,814,837	3,289,902
Investment in unconsolidated joint ventures	45,651	—
Total investment in real estate assets, net	4,860,488	3,289,902
Cash and cash equivalents	16,791	5,716
Restricted cash	67,513	21,729
Accounts receivable – affiliates	5,125	6,102
Corporate intangible assets, net	14,054	55,100
Goodwill	29,066	29,085
Other assets, net	153,076	118,448
Real estate investment and other assets held for sale	17,364	—
Total assets	$5,163,477	$3,526,082
LIABILITIES AND EQUITY
Liabilities:
Debt obligations, net	$2,438,826	$1,806,998
Below-market lease liabilities, net	131,559	90,624
Earn-out liability	39,500	38,000
Deferred income	14,025	9,137
Accounts payable and other liabilities	126,074	102,641
Liabilities of real estate investment held for sale	596	—
Total liabilities	2,750,580	2,047,400
Commitments and contingencies	—	—
Equity:
Preferred stock, $0.01 par value per share, 10,000 shares authorized, zero shares issued and
outstanding at December 31, 2018 and 2017	—	—
Common stock, $0.01 par value per share, 1,000,000 shares authorized, 279,803 and 185,233 shares
issued and outstanding at December 31, 2018 and 2017, respectively	2,798	1,852
Additional paid-in capital	2,674,871	1,629,130
Accumulated other comprehensive income	12,362	16,496
Accumulated deficit	(692,045)	(601,238)
Total stockholders’ equity	1,997,986	1,046,240
Noncontrolling interests	414,911	432,442
Total equity	2,412,897	1,478,682
Total liabilities and equity	$5,163,477	$3,526,082

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017, AND 2016
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues:
Rental income	$85,040	$70,776	$301,112	$228,201
Tenant recovery income	26,800	23,258	94,678	73,700
Other property income	178	575	1,676	1,486
Fees and management income	6,103	8,156	32,926	8,156
Total revenues	118,121	102,765	430,392	311,543
Expenses:
Property operating	22,917	21,213	77,209	53,824
Real estate taxes	15,989	12,320	55,335	43,456
General and administrative	12,922	10,974	50,412	36,878
Vesting of Class B units	—	24,037	—	24,037
Termination of affiliate arrangements	—	—	—	5,454
Depreciation and amortization	52,779	46,190	191,283	130,671
Impairment of real estate assets	13,086	—	40,782	—
Total expenses	117,693	114,734	415,021	294,320
Other:
Interest expense, net	(21,476)	(17,124)	(72,642)	(45,661)
Gain on sale or contribution of property, net	103,744	1,760	109,300	1,760
Transaction expenses	(3,331)	(5,954)	(3,331)	(15,713)
Other (expense) income, net	(210)	32	(1,723)	673
Net income (loss)	79,155	(33,255)	46,975	(41,718)
Net (income) loss attributable to noncontrolling interests	(13,838)	3,183	(7,837)	3,327
Net income (loss) attributable to stockholders	$65,317	$(30,072)	$39,138	$(38,391)
Earnings per common share:
Net income (loss) per share attributable to stockholders - basic and diluted	$0.26	$(0.16)	$0.20	$(0.21)

Comprehensive income (loss):
Net income (loss)	$79,155	$(33,255)	$46,975	$(41,718)
Other comprehensive income (loss):
Change in unrealized (loss) gain on interest rate swaps	(25,368)	5,321	(4,156)	4,580
Comprehensive income (loss)	53,787	(27,934)	42,819	(37,138)
Comprehensive (income) loss attributable to noncontrolling interests	(6,714)	3,327	(7,815)	3,327
Comprehensive income (loss) attributable to stockholders	$47,073	$(24,607)	$35,004	$(33,811)

Reconciliation of Non-GAAP Measures
Pro Forma Same-Center Net Operating Income
Same-center NOI represents the NOI for the properties that were owned and operational for the entire portion of both comparable reporting periods, except for the properties we currently classify as redevelopment. For purposes of evaluating Same-center NOI on a comparative basis, and in light of the merger and PELP transaction, we are presenting Pro Forma Same-center NOI, which assumes the properties acquired from the PELP transaction and the merger had occurred on January 1, 2017. This perspective allows us to evaluate Same-center NOI growth over a comparable period. Pro Forma Same-center NOI is not necessarily indicative of what actual Same-center NOI and growth would have been if the PELP transaction and the merger had occurred on January 1, 2017, nor does it purport to represent Same-center NOI and growth for future periods.
Pro Forma Same-center NOI highlights operating trends such as occupancy rates, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-center NOI, and accordingly, our Pro Forma Same-center NOI may not be comparable to other REITs.
Pro Forma Same-center NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, depreciation and amortization, interest expense, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.
Funds from Operations and Modified Funds from Operations
FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) attributable to common stockholders computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We calculate FFO Attributable to Stockholders and Convertible Noncontrolling Interests in a manner consistent with the NAREIT definition, with an additional adjustment made for noncontrolling interests that are not convertible into common stock.
MFFO is an additional performance financial measure used by us as FFO includes certain non-comparable items that affect our performance over time. We believe that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. We believe it is more reflective of our core operating performance and provides an additional measure to compare our performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss) but have no impact on cash flows.
FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should not be considered alternatives to net income (loss) or income (loss) from continuing operations under GAAP, as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated.
Accordingly, FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO, as presented, may not be comparable to amounts calculated by other REITs.

The table below is a comparison of Pro Forma Same-Center NOI for the three months and years ended December 31, 2018 and 2017 (in thousands):

	Three months ended December 31,				Year ended December 31,
	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Revenues(1):
Rental income(2)	$87,106	$86,019	$1,087		$348,765	$341,382	$7,383
Tenant recovery income	28,818	30,900	(2,082)		117,796	115,849	1,947
Other property income	645	576	69		2,193	2,130	63
Total revenues	116,569	117,495	(926)	(0.8)%	468,754	459,361	9,393	2.0%
Operating expenses(1):
Property operating expenses	19,438	20,541	(1,103)		74,103	76,621	(2,518)
Real estate taxes	16,846	17,114	(268)		69,194	68,873	321
Total operating expenses	36,284	37,655	(1,371)	(3.6)%	143,297	145,494	(2,197)	(1.5)%
Total Pro Forma Same-Center NOI	$80,285	$79,840	$445	0.6%	$325,457	$313,867	$11,590	3.7%

(1)
Adjusted for the same-center operating results of PELP and the merger prior to the respective transaction dates for these periods. For additional information and details about the operating results of PELP and the merger included herein, refer to the PELP and REIT II Same-Center NOI table below.

(2)	Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.
Below is a reconciliation of Net Income (Loss) to NOI and Pro Forma Same-Center NOI for the three months and years ended December 31, 2018 and 2017 (in thousands):

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Net income (loss)	$79,155	$(33,255)	$46,975	$(41,718)
Adjusted to exclude:
Fees and management income	(6,103)	(8,156)	(32,926)	(8,156)
Straight-line rental income	(1,594)	(854)	(5,173)	(3,766)
Net amortization of above- and below-market leases	(982)	(1,010)	(3,949)	(1,984)
Lease buyout income	(404)	(201)	(519)	(1,321)
General and administrative expenses	12,922	10,974	50,412	36,878
Transaction expenses	3,331	5,954	3,331	15,713
Vesting of Class B units	—	24,037	—	24,037
Termination of affiliate arrangements	—	—	—	5,454
Depreciation and amortization	52,779	46,190	191,283	130,671
Impairment of real estate assets	13,086	—	40,782	—
Interest expense, net	21,476	17,124	72,642	45,661
Gain on sale or contribution of property, net	(103,744)	(1,760)	(109,300)	(1,760)
Other	(1,230)	80	1,389	(881)
Property management allocations to third-party assets under management(1)	6,867	5,386	17,503	5,579
NOI for real estate investments	75,559	64,509	272,450	204,407
Less: NOI from centers excluded from same-center	(7,287)	(9,384)	(35,456)	(27,286)
NOI prior to October 4, 2017, from same-center properties acquired in the PELP transaction	—	390	—	38,354
NOI prior to November 16, 2018, from same-center properties acquired in the merger	$12,967	$24,325	$88,463	$98,392
Total Pro Forma Same-Center NOI	$81,239	$79,840	$325,457	$313,867

(1)
This represents property management expenses allocated to third-party owned properties based on the property management fee that is provided for in the individual management agreements under which we provided services.

NOI from the PELP properties acquired prior to the PELP transaction and the REIT II properties prior to the merger was obtained from the accounting records of PELP and REIT II without adjustment. The accounting records were subject to internal review by us. The table below provides Same-Center NOI detail for the non-ownership periods of PELP and REIT II. For PELP, this includes the period ended October 4, 2017. For REIT II, this includes the period ended November 16, 2018 and the year ended December 31, 2017 (in thousands).

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Revenues:
Rental income(1)	$13,553	$27,254	$95,086	$149,433
Tenant recovery income	5,166	10,792	35,925	51,727
Other property income	312	179	828	1,086
Total revenues	19,031	38,225	131,839	202,246
Operating expenses:
Property operating expenses	3,326	7,353	22,231	34,894
Real estate taxes	2,738	6,157	21,145	30,606
Total operating expenses	6,064	13,510	43,376	65,500
Total Same-Center NOI	$12,967	$24,715	$88,463	$136,746

(1)	Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.

The following table presents our calculation of FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO and provides additional information related to our operations (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017(1)	2018	2017(1)
Calculation of FFO Attributable to Stockholders and Convertible Noncontrolling Interests
Net income (loss)	$79,155	$(33,255)	$46,975	$(41,718)
Adjustments:
Depreciation and amortization of real estate assets	50,137	43,290	177,504	127,771
Impairment of real estate assets	13,086	—	40,782	—
Gain on sale or contribution of property, net	(103,744)	(1,760)	(109,300)	(1,760)
Adjustments related to unconsolidated joint ventures	560	—	560	—
FFO attributable to the Company	39,194	8,275	156,521	84,293
Adjustments attributable to noncontrolling interests not convertible into common stock	(30)	(143)	(299)	(143)
FFO attributable to stockholders and convertible noncontrolling interests	$39,164	$8,132	$156,222	$84,150
Calculation of MFFO
FFO attributable to stockholders and convertible noncontrolling interests	$39,164	$8,132	$156,222	$84,150
Adjustments:
Transaction and acquisition expenses	3,426	6,483	3,426	16,243
Straight-line rent	(1,568)	(816)	(5,112)	(3,729)
Net amortization of above- and below-market leases	(982)	(1,012)	(3,949)	(1,984)
Depreciation and amortization of corporate assets	2,642	2,900	13,779	2,900
Loss (gain) on extinguishment of debt, net	—	(5)	103	(572)
Amortization of market debt adjustment	171	(277)	(821)	(1,115)
Change in fair value of earn-out liability and derivatives	893	(48)	2,393	(201)
Noncash vesting of Class B units and termination of affiliate arrangements	—	24,037	—	29,491
Adjustments related to unconsolidated joint ventures	167	—	167	—
Other	(26)	(466)	232	—
MFFO	$43,887	$38,928	$166,440	$125,183

FFO Attributable to Stockholders and Convertible Noncontrolling Interests/MFFO per share
Weighted-average common shares outstanding - diluted(2)	276,766	227,239	241,367	196,506
FFO Attributable to Stockholders and Convertible Noncontrolling Interests per share - diluted	$0.14	$0.04	$0.65	$0.43
MFFO per share - diluted	$0.16	$0.17	$0.69	$0.64

(1)	Certain prior period amounts have been restated to conform with current year presentation.

(2)
OP units and restricted stock awards were dilutive to FFO Attributable to Stockholders and Convertible Noncontrolling Interests and MFFO for the years ended December 31, 2018 and 2017, and, accordingly, were included in the weighted-average common shares used to calculate diluted FFO Attributable to Stockholders and Convertible Noncontrolling Interests/MFFO per share.

Net Debt to Total Enterprise Value
Our debt is subject to certain covenants and, as of December 31, 2018, we were in compliance with the restrictive covenants of our outstanding debt obligations. We expect to continue to meet the requirements of our debt covenants over the short- and long-term. Our debt to TEV and debt covenant compliance as of December 31, 2018, allows us access to future borrowings as needed.

The following table presents our calculation of net debt to TEV as of December 31, 2018 and December 31, 2017 (dollars in thousands):

	2018	2017
Net debt:
Total debt, excluding below-market adjustments and deferred financing costs	$2,461,438	$1,817,786
Less: Cash and cash equivalents	16,791	5,716
Total net debt	$2,444,647	$1,812,070
Enterprise Value:
Total net debt	$2,444,647	$1,812,070
Total equity value(1)	3,583,029	2,526,557
TEV	$6,027,676	$4,338,627

Net debt to TEV	40.6%	41.8%
(1) Total equity value is calculated as the product of the number of diluted shares outstanding and the estimated net asset value per share at the end of the period. There were 324.6 million and 229.7 million diluted shares outstanding as of December 31, 2018 and 2017, respectively.
Our revolving credit facility has a capacity of $500 million and a current interest rate of LIBOR plus 1.4%. As of December 31, 2018, $426.6 million was available for borrowing under the revolving credit facility. In October 2017, the maturity date of the revolving credit facility was extended to October 2021, with additional options to extend the maturity to October 2022.

About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”), an internally-managed REIT, is one of the nation’s largest owners and operators of grocery-anchored shopping centers. PECO’s diversified portfolio of well-occupied neighborhood shopping centers features a mix of national and regional retailers selling necessity-based goods and services in fundamentally strong markets throughout the United States. Through its vertically-integrated operating platform, the company manages a portfolio of 340 shopping centers, including 303 wholly-owned centers comprising approximately 34.4 million square feet across 32 states (as of December 31, 2018). PECO has generated strong operating results over its 27+ year history and has partnered with leading institutional commercial real estate investors including TPG Real Estate and the Northwestern Mutual Life Insurance Company. The Company remains exclusively focused on creating great grocery-anchored shopping experiences and improving the communities it serves one center at a time. For more information, please visit www.phillipsedison.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the quality of the Company’s portfolio of grocery-anchored shopping centers and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or other words. Such forward-looking statements are subject to various risks and uncertainties, including the risks that are described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 to be filed with the SEC on March 13, 2019, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investors:
Phillips Edison & Company, Inc.
Michael Koehler, Director of Investor Relations
513-338-2743
InvestorRelations@phillipsedison.com

Source: Phillips Edison & Company, Inc.
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